Exhibit 5.1

July 3, 2013

Advanced Emissions Solutions, Inc.

9135 South Ridgeline Boulevard, Suite 200

Highlands Ranch, Colorado 80129

Re: Advanced Emissions Solutions, Inc.

Registration Statement on Form S-3

SEC File No. 333-167188

Ladies and Gentlemen:

We have acted as counsel to Advanced Emissions Solutions, Inc., a Delaware corporation (the “Company”). Pursuant to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 25, 2013 (the “Merger Agreement”), entered into by and among the Company, ADA-ES, Inc., a Colorado corporation (“ADA-ES”), and ADA Merger Corp., a Colorado corporation and a wholly owned subsidiary of the Company (“MergerCo”), MergerCo merged with and into ADA-ES (the “Merger”), ADA-ES became a wholly owned subsidiary of the Company with each share of common stock, no par value, of ADA-ES that was issued and outstanding at the time of the merger converted into one share of common stock, par value $0.001, of the Company, and each share of common stock of MergerCo becoming a share of ADA-ES.

ADA-ES filed the Registration Statement on Form S-3, Securities and Exchange Commission (“SEC”) File No. 333-167188, with the SEC on May 28, 2010 (the “Original Registration Statement”). ADA-ES subsequently filed Amendment No. 1 to the Original Registration Statement on August 23, 2010 (this amendment, together with the Original Registration Statement, the “Registration Statement”). The Company succeeded to the obligations of ADA-ES as a result of the Merger, and by filing Post-Effective Amendment No. 1 to the Registration Statement is expressly adopting the Registration Statement.

The Company has requested our opinion as to the legality of the 262,499 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be sold from time to time by the stockholder of the Company named under the caption “Selling Stockholder” in the Post-Effective Amendment No. 1 to the Registration Statement.

In connection with rendering this opinion, we have reviewed copies of the following documents relating to the Shares:

1.	the Registration Statement;

2.	the Second Amended and Restated Certificate of Incorporation of the Company;

3.	the Bylaws of the Company;

4.	the Merger Agreement;

5.	Registration Rights Agreement dated March 23, 2010 by and between Arch Coal, Inc. and ADA-ES;

6.	Subscription Agreement dated March 23, 2010 by and between Arch Coal, Inc. and ADA-ES;

7.	documents evidencing the actions of the Board of Directors of ADA-ES relating to the authorization of the Shares and the transactions contemplated by the Registration Statement;

8.	the Securities Subscription and Investment Agreement dated as of the 7th day of July 2003 between Earth Sciences, Inc., ADA-ES and Arch Coal, Inc.; and

9.	such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have: (a) assumed (i) the genuineness of all signatures on all documents reviewed by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than to (i) the corporate laws of the State of Delaware, including all applicable statutory provisions of the Delaware General Corporation Law, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations and (ii) the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Very truly yours,

/s/ Fortis Law Partners LLC
Fortis Law Partners LLC